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                                                                  EXHIBIT 23.1


                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cragar Industries, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 of Cragar Industries, Inc. of our report dated March 20, 1998, except for note 19 which is as of April 20, 1998, relating to the balance sheet of Cragar Industries, Inc. as of December 31, 1997, and the related statements of operations, stockholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB/A of Cragar Industries, Inc. and to the reference to our firm under the heading "Experts" therein.



                                    /s/ KPMG Peat Marwick LLP


Phoenix, Arizona
August 20, 1998